FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This First Amendment to Agreement and Plan of Merger, dated as of March 27, 2017 (the "Amendment"), is entered into between CHURCHILL DOWNS INCORPORATED, a Kentucky corporation ("Parent"), and PAUL J. THELEN (“Securityholders’ Agent” and together with Parent, the "Parties", and each, a "Party").
WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of November 12, 2014 (as heretofore amended, supplemented or modified, the "Agreement"); and
WHEREAS, the Parties desire to amend the Agreement to adjust the timing of certain payments to be made to Founder, on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.
2.Amendments to the Agreement. The Agreement is hereby amended or modified as follows:
(a)Section 1.5(d)(i) of the Agreement is hereby amended by deleting the words “the Business Day immediately prior to the third anniversary of the Effective Time" from the third sentence of such Section and substituting in lieu thereof the words “on January 3, 2018".
(b)Section 2(iii) of Exhibit E of the Agreement is hereby amended by deleting the words “On the Business Day immediately prior to the third anniversary of the Effective Time" from the first sentence of such Section and substituting in lieu thereof the words “On January 3, 2018".
3.Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment.
4.Miscellaneous.
(a)This Amendment shall be governed by the terms and conditions set forth in Section 11 (Miscellaneous Provisions) of the Agreement, as applicable.

(b)The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.
(c)This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

CHURCHILL DOWNS INCORPORATED
By /s/ Marcia A. Dall Name:Marcia A. Dall Title:EVP, Chief Financial Officer
PAUL J. THELEN
/s/ Paul J. Thelen

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